Exhibit 99.1

International Rectifier Appoints Gary Tanner Executive Vice President and Chief Operations Officer; Mike Barrow Named to New Position of Executive Vice President GaN Technologies

EL SEGUNDO, Calif., Dec. 10, 2012 (BUSINESS WIRE) — International Rectifier Corporation (“IR”) (NYSE:IRF) today announced the appointment of Gary Tanner as Executive Vice President and Chief Operations Officer, effective January 2, 2013. Mr. Tanner, 60, will report directly to Oleg Khaykin, President and Chief Executive Officer, and will be responsible for the continued implementation of the Company’s operational transformation strategy. Mr. Tanner will succeed Mike Barrow, 58, who will now lead the Company’s efforts to commercialize its gallium nitride on silicon (GaN) technology.

“As we position IR for the next phase of growth, the execution of our operational transformation strategy and the successful launch of our GaN technology platform will be two of our major focus areas,” said Oleg Khaykin, International Rectifier’s President and Chief Executive Officer.  “Both Gary and Mike have outstanding track records in the semiconductor industry and I am confident in their leadership and management capabilities to drive two of our most critical initiatives.”

“I am excited about the opportunity to join International Rectifier and help build upon the strong foundation that is already in place,” said Gary Tanner. “I look forward to working with IR’s talented operations team to continue implementing our operational transformation strategy. We believe that doing so will allow us to re-size our operations, reduce costs, effectively scale the business during an up-cycle and significantly reduce the downward margin pressure during a down cycle.”

Mr. Tanner brings over 35 years of semiconductor industry experience to IR and most recently served as Chief Executive Officer at Zarlink Semiconductor Inc., which was acquired by Microsemi Corporation in October, 2011.  Prior to his role as Chief Executive Officer, Mr. Tanner served as Chief Operating Officer where he was responsible for increasing Zarlink’s operational efficiency and streamlining operations.  Mr. Tanner joined Zarlink in 2007 as Senior Vice President of Worldwide Operations via the acquisition of Legerity where he served as the Head of Operations. Before Zarlink, Mr. Tanner worked for nine years at Intel Corporation, where he held various positions managing domestic and international manufacturing operations.  Prior to Intel, Mr. Tanner held various management positions in fab operations at National Semiconductor, Texas Instruments and NCR.  Mr. Tanner holds a Bachelor of Science degree in Technical Management from Regis College.

GaN Commercialization

“The Company has made a significant investment in developing GaN technology over the past nine years. As we move from the research and development phase to production, we are putting one of our most senior and talented executives in charge of this strategic initiative to ensure the successful commercialization of this revolutionary new technology,” stated Mr. Khaykin. “Mike joined IR in 2008 as Executive Vice President and Chief Operations Officer and was the principal architect of IR’s operational transformation strategy. I thank Mike for his leadership and contribution to IR’s growth over the past four years and look forward to his continued leadership as the Executive Vice President of GaN Technologies and his success in commercializing the technology. In his new role Mike will be responsible for all aspects of GaN, including process and product development, product marketing, and manufacturing.”

“I look forward to leading this critical strategic initiative for IR,” said Mike Barrow.  “We have a highly talented GaN technology team, a large library of intellectual property, and have successfully validated our GaN technologies with Tier 1 customers. The next step is for us to fully commercialize this exciting new platform. IR is already a market leader in silicon power management technologies and it is my goal to extend this lead and open up new opportunities with our GaN technologies.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, further reduced demand or order cancellations arising from a decline or volatility in general market and economic conditions; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; volatility or deterioration of capital markets; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

# # #

Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148